EXHIBIT 99.1

HEAT BIOLOGICS, INC. APPOINTS TAYLOR H. SCHREIBER, M.D., PH.D. AS VICE PRESIDENT OF RESEARCH AND DEVELOPMENT

- Dr. Schreiber’s expertise in heat shock protein oncology immunotherapy strengthens the Company’s commitment to identifying and developing new ImPACT Therapy vaccine targets to combat a variety of cancers -

CHAPEL HILL, NC (March 5, 2014) – Heat Biologics, Inc. (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of novel cancer immunotherapies, announced today the appointment of Taylor H. Schreiber, M.D., Ph.D. as Vice President of Research and Development to lead the Company’s ImPACT Therapy preclinical drug development research team.  Dr. Schreiber is an expert the field of tumor immunology and co-inventor of significant elements of Heat’s ImPACT Technology platform, with over 10 years of laboratory experience and ingenuity in the discovery of novel therapeutic immuno-oncology compounds.

Jeff Wolf, Chief Executive Officer of Heat, commented, “Dr. Schreiber has been intimately involved in the progression of gp96 heat shock protein immunotherapy both as a Ph.D. researcher and as a post-doctoral fellow in the laboratory of Eckhard Podack, M.D., Ph.D., the inventor of Heat’s ImPACT Technology platform.  Under Taylor’s leadership, the Company will seek to generate and evaluate its proprietary ImPACT Therapy for new potential immunotherapeutic oncology product opportunities including the potential for use in combination with checkpoint inhibitors and T-cell costimulatory compounds.”

Dr. Schreiber is a co-inventor of significant elements of Heat’s ImPACT technology platform as well as a co-inventor of TNFRSF25 agonist technology.  He is the author of numerous tumor immunology and heat shock protein-based cancer immunotherapy abstracts and publications.  Dr. Schreiber received his Ph.D. degree from the Sheila and David Fuente Program in Cancer Biology at the University of Miami Miller School of Medicine.  He completed his post-doctoral fellowship with Eckhard R. Podack, M.D., Ph.D., studying the immunobiology of TNFRSF25 and was nominated as a Future Leader in Cancer Research by the American Association for Cancer Research in 2011.  Dr. Schreiber received his B.S. in Biology from Bucknell University.

“I believe our ImPACT Therapy is a transformational platform that will expand the Immuno-Oncology landscape and deliver the long-held promise of therapeutic cancer vaccines, particularly in combination with checkpoint inhibitors and T-cell costimulators.  I am excited to bring my passion and continued commitment to discovering the full therapeutic depth of gp96 heat shock protein as head of the Research & Development team at Heat Biologics.  Our lead product candidates, HS-110 for lung cancer and HS-410 for bladder cancer, are the first step in the evolution of groundbreaking, effective vaccine immunotherapy treatments against cancer,” said Dr. Schreiber.

About Heat Biologics, Inc.

Heat Biologics, Inc. is a clinical-stage biopharmaceutical company focused on developing its novel, “off-the-shelf” ImPACT therapeutic vaccines to combat a wide range of cancers.  Our ImPACT Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells.  Heat’s HS-110 will be entering Phase 2 trials against non-small cell lung cancer and its HS-410 has entered Phase 1/2 clinical trials against bladder cancer.  For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential for Heat’s ImPACT Therapy, the timing and success of the clinical trials and the expected contributions of Dr. Schreiber.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT Therapy to perform as designed and the ability to successfully integrate the new management member.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Heat Biologics, Inc. Contact Information:

Matthew Czajkowski Chief Financial Officer (919) 240-7133 matt@heatbio.com	Jenene Thomas Investor Relations Advisor Jenene Thomas Communications, LLC (908) 938-1475 investorrelations@heatbio.com

Source: Heat Biologics, Inc.

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